Exhibit 10.10

RETAIL LEASE AGREEMENT

BY AND BETWEEN

SKIN HEALTH PROPERTIES, INC.,

AS LANDLORD

AND

OMP, INC.,

AS TENANT

DATED AS OF JUNE 29, 2006

RETAIL LEASE AGREEMENT

THIS RETAIL LEASE AGREEMENT (this “Lease”) is entered into as of June 29, 2006, by and between SKIN HEALTH PROPERTIES, INC., a California corporation (“Landlord”), and OMP, INC., a Delaware corporation (“Tenant”).

Landlord and Tenant agree:

1.

BASIC LEASE INFORMATION.

1.1	Tenant’s Address for Notice.

OMP, Inc.
310 Golden Shore
Suite 100
Long Beach, California 90802
Attention: Steve Garcia, CFO

1.2	Landlord’s Address for Notice.

Skin Health Properties, Inc.
270 North Canon Drive
Beverly Hills, California 90210
Attention: Zein E. Obagi

	With a copy to:	Valensi, Rose, Magaram, Morris & Murphy, PLC
2029 Century Park East, Suite 2050
Los Angeles, California 90067-3031
Attention: Michael R. Morris, Esq.

1.3	Premises.

Approximately 2,063 useable square feet located on the ground floor of the Building as shown on the Site Plan attached hereto as Exhibit A and appurtenant basement.

1.4	Building.

The building with an address of 270 North Canon Drive, Beverly Hills, California 90210 (the “Building”).

1.5	Land.

The real property on which the Building is located.

1.6	Term.	Five (5) years, commencing on August 1, 2006 (the “Commencement Date”), and terminating on July 31, 2011 (the “Termination Date”), as the same may be extended or sooner terminated as provided herein.

1.7	Extension Options.

Tenant shall have the right to extend the Term of this Lease for one (1) additional period of five (5) years (the “Extension Term”).

1.8	Base Rent.

Base Rent shall initially be payable at the rate of $86,646.00 per annum, or Seven Thousand Two Hundred Twenty and 50/100 Dollars ($7,220.50) per month. Effective as of the first anniversary of the Commencement Date, and as of each anniversary of the Commencement Date thereafter, the Base Rent shall escalate by three and one-half percent (3.5%) per annum, as follows:

Lease Year:	Annual Base Rent:	Monthly Base Rent:

1	$86,646.00	$7,220.50
2	$89,678.61	$7,473.22
3	$92,817.36	$7,734.78
4	$96,065.97	$8,005.50
5	$99,428.28	$8,285.69

1.9	Security Deposit.	None

1.10	Useable Square Feet in the Premises.

Approximately 2,063 useable square feet.

1.11	Use.

The display and marketing of skin health care products.

1.12	Broker.	None

Exhibit A:	Site Plan
Exhibit B:	Leasehold Improvements
Exhibit C:	Schedule of Costs
Exhibit D.	Master Lease

Any reference in this Lease to the above terms shall mean and refer to the information and terms set forth in the above Basic Lease Information. In the event of any conflict between the Basic Lease Information and the terms of this Lease, the terms of this Lease shall control.

2.             PARTIES. This Lease is made by and between Landlord and Tenant as specified in Article 1. The exhibits as may be referred to herein are attached hereto and incorporated as a part of this Lease.

3.             INCORPORATION OF MASTER LEASE. Notwithstanding that this document is called a Retail Lease Agreement and the parties hereto are referred to as Landlord and Tenant, this document is actually a sublease and is subject to the provisions of the certain Standard Multi-Tenant Office Lease - Gross dated May 15, 2006 attached hereto as Exhibit D (the “Master Lease”) by and between ZSO, LP, a California limited partnership as the lessor thereunder (“Master Landlord”), and Zein E. Obagi, M.D., Inc., a California corporation, and Landlord, collectively as the lessee thereunder. This Lease is and shall be at all times subject and subordinate to the Master Lease. If and to the extent that terms of the Master Lease and this Lease shall conflict, the terms of this Lease shall prevail. Provided, however, notwithstanding the foregoing or anything to the contrary contained in the Master Lease or herein, Landlord acknowledges and agrees that (a) Tenant shall not have any repair, maintenance, restoration, compliance or other obligations hereunder with respect to the Premises except as expressly set forth in this Lease, nor any monetary or payment obligations under this Lease other than the Rent and insurance obligations set forth in Sections 7 and 8 hereof, and (b) the following provisions of the Master Lease shall not be applicable to this Lease:  Sections 1.2(b), 1.6, 1.9, 1.13, 2.2, 2.3, 2.5, 2.6, 2.9, 2.10, 3.3, 4.2, 6.2, 6.3, 7.1, 7.4, 8.3(c), 8.4, 8.7, 10.1, 10.2, 10.3, 10.4, 11.2, the second and third sentences of Section 11.4, 13.1(d), 17, the second sentence of Section 40, Section 41, Section 43(a) and the second sentence of Section 49 of the Master Lease. The second sentence of Section 36 of the Master Lease shall not apply to the Leasehold Improvements. Landlord agrees to keep the Master Lease in effect during the Term of this Sublease and to make commercially reasonable efforts to enforce its rights thereunder for the benefit of Tenant, subject, however, to any earlier termination of the Master Lease without the fault of Landlord, and to enforce all of Landlord’s rights under the Master Lease for the benefit of Tenant. In the event that the Master Lease shall terminate during the Term of this Lease, then Master Landlord shall assume the obligations of Landlord under this Lease and recognize Tenant as its tenant under all of the terms of this Lease, allowing Tenant, at its option, to remain in possession of the Premises upon all the terms of this Lease through the Termination Date, unless sooner terminated pursuant to the terms and conditions hereof.

4.             PREMISES/LEASEHOLD IMPROVEMENTS.

4.1           Lease of Premises.

Landlord hereby leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Term, at the rental, and upon all the conditions set forth herein. The Premises are located in the Building. Use of any mezzanine, basement or storage space shall be at no additional charge and the area of such space shall not be included in the area of the Premises.

4.2           Landlord’s Construction of Leasehold Improvements. Landlord shall use commercially reasonable efforts to cause the Leasehold Improvements (as set forth on Exhibit B) to be completed by September 1, 2006, subject to minor punchlist items. In respect of the performance by Landlord of the Leasehold Improvements, Tenant has heretofore paid Legacy Construction, the contractor for construction of the Leasehold Improvements, the sum of One Million Eight Hundred Seventeen Thousand One Hundred Eleven and No/100 Dollars ($1,817,111.00) (“Tenant’s Leasehold Improvement Share”), as more particularly shown on the Schedule of Costs attached hereto as Exhibit C. Landlord expressly acknowledges and agrees, on behalf of itself and all people or entities affiliated with Landlord, that Tenant’s sole obligation and liability with respect to the performance of, and the payment for, the Leasehold Improvements shall be the payment of the Tenant’s Leasehold Improvement Share and that, regardless of the actual cost of the Leasehold Improvements or any costs incurred in connection therewith, Tenant shall not owe or be required to pay to Landlord or to any people or entities affiliated with Landlord any additional amounts or any amount in excess of Tenant’s Leasehold Improvement Share heretofore paid.

5.             TERM.

5.1           Term.  The Term of this Lease shall be for the period which commences on the Commencement Date and ends on the Termination Date unless sooner terminated pursuant to any provision hereof. If Landlord is unable to deliver possession of the Premises on or before the Commencement Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the Termination Date. Tenant shall not, however, be obligated to pay Rent or perform its other obligations hereunder until it receives possession of the Premises. If possession is not delivered within sixty (60) days after the Commencement Date, Tenant may, at its option, by notice in writing to Landlord delivered within ten (10) days of the expiration of such 60-day period, cancel this Lease, in which event both parties hereto shall be discharged from all obligations hereunder. Except as otherwise provided herein, if possession is not tendered to Tenant within 60 days after the Commencement Date and Tenant does not terminate this Lease, as aforesaid, any period of rent abatement that Tenant would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Tenant would otherwise have enjoyed under the terms hereof.

5.2           Tenant’s Option to Extend.  Tenant shall have the right to extend the Term of this Lease in accordance with the Extension Option as provided for in Article 1, provided that Tenant is not in default of any provision of this Lease (beyond any applicable notice and cure period) at the time of its exercise of the Option or upon the commencement of the Extension Term. Tenant may exercise the Extension Option by delivering to Landlord written notice of Tenant’s intention to exercise the Extension Option (the “Notice of Intent”) no later than ninety (90) days and no earlier than one hundred eighty (180) days prior to the expiration of the initial Term of this Lease, time being of the essence. If proper notification of the exercise of the Extension Option is not given and/or received, the Extension Option shall automatically expire.

The Extension Term shall be upon all of the terms and conditions contained in this Lease. The Extension Option is personal to the original Tenant and cannot be assigned or exercised by anyone other than said original Tenant and only while the original Tenant is in full possession of the Premises and without the intention of thereafter assigning or subletting; provided, however, notwithstanding the foregoing, the Extension Option shall be assignable to any person or entity to whom Tenant sells all or substantially all of its assets or stock or with whom Tenant merges.

6.             USE.  The Premises may be used only for the uses set forth in Section 1.11 hereof and for no other purpose (the “Permitted Use”).

7.             RENT.

7.1           Base Rent.  Tenant shall pay Landlord throughout the Term hereof, as it may be extended, the Base Rent on a monthly basis, as set forth in Section 1.8 hereof, in lawful money of the United States of America, payable in advance on the first (1st) day of each month commencing with the Commencement Date; subject, however, to the provisions of Section 6.2 below. Base Rent for any period during the Term hereof which is for less than one month shall be prorated based on the number of days in such month. Base Rent shall be payable to Landlord at the address stated in Section 1.2 or to such other persons or at such other places as Landlord may designate in writing. Base Rent and any other amounts payable by Tenant to Landlord hereunder are sometimes hereinafter referred to as “Rent.”

7.2           Prepaid Rent.  Landlord expressly acknowledges and agrees that Tenant has heretofore paid to Landlord or its agent the sum of Three Hundred Seventy-Nine Thousand Eight Hundred Thirty-Two and No/100 Dollars ($379,832.00) (the “Prepaid Rental”), as more particularly shown on Exhibit C. Landlord expressly acknowledges and agrees that the Prepaid Rental shall be credited, until fully applied, against Tenant’s obligations to pay Rent under this Lease commencing on the Commencement Date. Landlord also acknowledges that the Prepaid Rental fully satisfies all amounts owing or becoming payable under this Lease.

8.             INSURANCE MAINTAINED BY TENANT. Tenant shall be required to obtain and maintain, throughout the Term of this Lease, the commercial general liability insurance described in Section 8.2(a) of the Master Lease, only.

9.             QUIET ENJOYMENT. Landlord covenants and agrees that, so long as this Lease is in full force and effect, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person having an interest in the Premises paramount to Landlord’s interest or by any person claiming through or under Landlord. The foregoing express covenant shall be in addition to and not in derogation of any implied or other rights of quiet enjoyment Tenant may have under applicable law.

10.           NOTICE. Notwithstanding the provisions of Section 23.1 of the Master Lease, Tenant’s address for notice purposes shall be as set forth in Section 1.1 hereof throughout the Term of this Lease, or such different address as Tenant may by written notice specify to Landlord, but the Premises shall not constitute Tenant’s address for notice.

11.           LANDLORD’S INDEMNITY. Landlord shall indemnify, defend and hold

Tenant harmless from and against all loss, cost and expense, including reasonable attorneys’ fees, arising from any injury or damage to any person or property, occurring in or about the Building (including the Premises) or the Land as a result of any negligent act, omission or willful misconduct of Landlord or its officers, contractors, licensees, agents, tenants, employees, guests, or visitors, or arising from any breach or default under this Lease by Landlord. The foregoing provisions shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the grossly negligent act, omission or willful misconduct of Tenant, or its officers, contractors, licensees, agents, subtenants, assignees, employees or invitees.

Each party hereto represents and warrants to the other that it is authorized to execute and deliver this Lease on such party’s behalf, and that the person executing this Lease is authorized by it to do so.

The parties hereto have executed this Lease as of the date first set forth above.

LANDLORD:		TENANT:

SKIN HEALTH PROPERTIES, INC., a California corporation		OMP, INC., a Delaware corporation

By:	/s/ Zein E. Obagi M.D.	By:	/s/ Steve Carlson
Name:	Zein E. Obagi, M.D.	Name:	Steve Carlson
Its:		Its:	President and Chief Executive Officer

CONSENT BY MASTER LANDLORD

The undersigned Master Landlord hereby consents to the foregoing Sublease and agrees to the following:  For so long as the foregoing Sublease shall remain in full force and effect, Master Landlord shall not lease or permit any portion of the Building, other than the Premises, to be used for the Permitted Use, except for any space that may be occupied by Zein Obagi, M.D., Samar Obagi, the Zein and Samar Obagi Family Trust, Zein E. Obagi, M.D., Inc., or Landlord. In addition, for so long as this Lease shall remain in full force and effect, neither the Building nor any part thereof may be named for a direct or indirect competitor of the business to be conducted in the Premises by Tenant without Tenant’s written consent, which consent may be withheld in Tenant’s sole discretion. In the event that this covenant is violated, Tenant acknowledges and agrees that its sole remedy shall be to terminate this Lease, and Tenant hereby waives all other rights or remedies that it may have in connection therewith.

MASTER LANDLORD:

ZSO, LP, a California limited partnership

By:	/s/ Zein E. Obagi M.D.
Name:	Zein E. Obagi, M.D.
Title:

Dated:  June 29, 2006

CONSENT BY ZEIN E. OBAGI, M.D., INC.

The undersigned, who jointly with Landlord constitutes the “Lessee” under the Master Lease, hereby consents to the terms and conditions of the foregoing Sublease.

ZEIN E. OBAGI, M.D., INC., a California corporation

By:	/s/ Zein E. Obagi M.D.
Name:	Zein E. Obagi, M.D.
Title:

Dated:  June 29, 2006

EXHIBIT A

SITE PLAN

[To be attached]

A-1

EXHIBIT B

LEASEHOLD IMPROVEMENTS

B-1

EXHIBIT C

SCHEDULE OF COSTS

C-1

EXHIBIT D

MASTER LEASE

[To be attached]

D-1